Exhibit 99.1

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

MAILING ADDRESS

P.O BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	February 15, 2007

Contact:

W. Todd Gray, Executive Vice President and CFO

(513) 943-7100

The Midland Company Reports Strong

Fourth Quarter and Record Full-Year Results

• Strong Earnings of $1.07 Per Share for Fourth Quarter

• Solid Underwriting Results Drive Full Year Record Earnings of $3.60 Per Share

• Double-Digit Property and Casualty Premium Growth for Fourth Quarter and Full Year

• Book Value Increases 17 Percent to Record $29.90 Per Share

Cincinnati, OH, February 15, 2007 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported fourth quarter 2006 net income of $21.1 million, or $1.07 per share, which included ten cents in realized capital gains. This compares to $20.0 million, or $1.03 per share, which included three cents in realized capital gains, in the fourth quarter of 2005. All per share amounts are presented on an after-tax, diluted basis.

Net income before realized capital gains* for the quarter was $19.1 million, or 97 cents per share. This compares to net income before realized capital gains* for the fourth quarter of 2005 of $19.4 million, or $1.00 per share. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

John W. Hayden, Midland’s president and chief executive officer, said, “We are pleased to report strong earnings for the fourth quarter of 2006 in what has been another record year for The Midland Company. This marks the third consecutive year we have achieved record earnings. We have sustained outstanding momentum throughout 2006, driven by the positive fundamentals underlying our business. Our disciplined underwriting processes coupled with our specialty product expertise provide us a distinct competitive advantage in our chosen markets and are the driving force behind our ability to consistently deliver superior financial results.

“The proven profitability of our business model has enabled us to focus our efforts on growing premiums across our broad specialty insurance product platform. To that end, we are very pleased to report that property and casualty gross written premiums for both the fourth quarter and the full year grew at a double digit pace over the levels reported in the prior year, far surpassing industry results for the period. This outstanding result is driven by growth in our financial institutions division and excess and surplus lines and clearly demonstrates the power of our continued emphasis on our diversified products and distribution channels,” Hayden said.

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for specialty markets such as manufactured housing, site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, excess and surplus lines coverages and credit life and a variety of related financial institution credit insurance products. American Modern’s products and services are offered through diverse distribution channels.

Midland Company Reports Strong Fourth Quarter and Record Full-Year Results

February 15, 2007

Fourth Quarter Property and Casualty Premiums Grow 11.5 Percent

In the fourth quarter, American Modern’s total property and casualty gross written premiums grew 11.5 percent to $183.6 million, compared to $164.6 million in the prior year. “The impressive increase in property and casualty written premiums was the result of strong growth from our mortgage fire, excess and surplus lines and site-built dwelling products. Our investments in sales, marketing and technology are yielding significant benefits as they are driving positive trends in policyholder retention, brand awareness and quote activity. The fourth quarter marked the third consecutive quarter that we have delivered double digit property and casualty written premium growth over the prior year quarter. These results are gratifying and clearly demonstrate that the persistent focus and dedication to our strategic growth plan has us well positioned to sustain long-term profitable growth,” Hayden said.

“While we are delighted with the growth from our mortgage fire, excess and surplus lines and site-built dwelling products, we are especially pleased by our manufactured housing written premium growth of 4.6 percent for the quarter to $78.3 million, up from last year’s fourth quarter of $74.9 million. For the full year, manufactured housing written premiums grew 1.9 percent to $337.8 million from $331.5 million reported in 2005. The growth of our manufactured housing premiums is a particularly encouraging sign because it most clearly reflects the value of our diverse distribution channels along with our business retention and brand awareness efforts. Premium growth from our agency and point of sale distribution channels continues to gain momentum and we remain well positioned for future market share opportunities,” Hayden said.

Property and Casualty Combined Ratio Solid at 91.0 Percent

American Modern’s property and casualty combined ratio was a solid 91.0 percent for the quarter, which compares to 91.2 percent in last year’s fourth quarter. “We are very pleased with the strong underwriting profits we were able to deliver during the fourth quarter. This outstanding profitability was evident across all of our major product segments. The residential property segment continues to produce positive results, with a fourth quarter combined ratio of 93.1 percent, compared to 96.8 percent in the year ago quarter. We are also experiencing very positive underwriting trends in several of our other specialty insurance product lines. In particular, our motorcycle, mortgage fire and excess and surplus lines all posted combined ratios below 90 percent for the quarter,” Hayden commented.

“Excluding the impact of catastrophe losses of 21 cents per share, an amount we consider “normal” for a fourth quarter, the property and casualty combined ratio for the fourth quarter was a solid 87.4 percent, just a few percentage points above the exceptionally low 83.7 percent reported in the fourth quarter of the prior year. The manufactured housing non-catastrophe combined ratio for the fourth quarter was 87.5 percent, while the site-built dwelling combined ratio remained solid at 85.7 percent. The strong underwriting profits generated by these lines provide tangible evidence that our deep knowledge and expertise spans our entire specialty insurance product platform, and ensures that we remain true to our key operating principle of consistently producing an underwriting profit,” Hayden said.

Record Full Year Results

Net income for the full year was a record $70.7 million, or $3.60 per share, including 29 cents in net realized capital gains. That compares with the previous record of net income of $65.3 million, or $3.37 per share, including 21 cents in net realized capital gains set in 2005. Net income before net realized capital gains* for the full year was also a record $65.1 million, or $3.31 per share, compared to the previous record set last year at $61.3 million, or $3.16 per share.

American Modern’s combined ratio was 93.8 percent for the full year of both 2006 and 2005. Excluding the impact of catastrophe losses, American Modern’s combined ratio was a solid 88.5 percent for the full year 2006, compared to 86.4 percent last year. At the same time, American Modern’s property and casualty gross written premiums grew 11.9 percent to $780.8 million for the full year 2006, compared to $697.9 in 2005.

“It is extremely gratifying to report record earnings for the third consecutive year while at the same time reporting double digit property and casualty premium growth. This established track record of profitability, coupled with the outstanding growth of our property and casualty written premiums during 2006, further underscores our leadership position in the specialty insurance marketplace,” Hayden commented.

Midland Company Reports Strong Fourth Quarter and Record Full-Year Results

February 15, 2007

Investment Portfolio

Net pre-tax investment income (excluding capital gains/losses) was $11.2 million for the fourth quarter, up 9.5 percent from $10.3 million in 2005’s fourth quarter. For the full year, net pre-tax investment income was $42.2 million, up 4.2 percent from $40.5 million in 2005. The market value of Midland’s investment portfolio was $1.0 billion at December 31, 2006, compared with $947.1 million at year-end 2005. The annualized pre-tax equivalent yield, on a cost basis, of the fixed income portfolio was 5.9 percent in 2006 compared with 5.4 percent in 2005. The company’s fixed income portfolio has an average credit quality rating of ‘AA.’

Record Profit Leads to Record Book Value Per Share

Midland’s shareholders’ equity increased to $574.7 million, resulting in a record book value per share of $29.90 at December 31, 2006, up 17.1 percent from $25.54 per share last year. The company’s book value per share has grown at a compounded annual rate of 13.1 percent over the last 10 years.

Hayden noted that, “Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 5-, 10-, 15, and 20-year periods ended December 31, 2006. We are extremely proud of this performance record and believe it clearly exemplifies the fundamental value we deliver to our shareholders.”

M/G Transport Group Posts Strong Year

M/G Transport, Midland’s niche river transportation subsidiary, contributed an after-tax profit of 26 cents per share for the full-year 2006, up 62.5 percent from the 16 cents per share reported in 2005. Full year return on beginning equity also increased to an outstanding 34.8 percent for 2006, up from an already strong 25.9 percent in 2005. “M/G Transport continues to operate its barge fleet very effectively. While barge capacity remained limited in the marketplace, M/G was able to add 75 new barges to its fleet during 2006. These additional barges enabled M/G Transport to take full advantage of the current favorable freight rate environment and position it for strong profitability heading into 2007,” Hayden said.

2007 Reinsurance Program

The company recently completed the placement of its catastrophe reinsurance program for 2007. “Our 2007 structure is similar to the 2006 program, but includes an additional $50 million layer of protection on top of our previous $150 million cover in order to facilitate our strategic premium growth. The cost increase of our base catastrophe reinsurance program, which includes the purchase of the additional cover, will impact our 2007 earnings by approximately 16 cents per share,” Hayden commented.

“We are proud that our reinsurance program is comprised of business partners with whom we have forged mutually beneficial long-term relationships. We are extremely diligent and deliberate in our reinsurance partner selection as nearly 95 percent of our program is placed with reinsurance partners that are rated “A-” or higher by A.M. Best. The financial strength of our partners, combined with our expertly managed reinsurance programs and exposure discipline provide the foundation for our proactive risk management approach which is critical in support of our core profit strategies,” Hayden said.

2007 Outlook

“The well established fundamental profitability of our specialty property and casualty platform gives us great confidence as we move forward into 2007. The month of January is off to a solid start and, while our thoughts are with those whose lives were affected by the recent tornadoes in Florida, we are pleased to report a very minimal impact to American Modern’s policyholders. The strong start to 2007 leaves us on track with our previously issued annual guidance. More specifically, we are anticipating a full year 2007 property and casualty combined ratio in the range of 93.0 percent to 94.5 percent, assuming normal weather patterns,” Hayden said. “Based on these levels of underwriting profit, we anticipate full-year 2007 (diluted) earnings per share in the range of $3.25 to $3.55, assuming no net realized capital gains or losses.

Midland Company Reports Strong Fourth Quarter and Record Full-Year Results

February 15, 2007

“With respect to the top-line, we look for our positive premium momentum to carry into 2007. We should exceed industry expectations for growth as we anticipate mid-single digit premium growth (on a percentage basis) in 2007, over the 2006 levels. As always, we must balance our growth and profit objectives by being very deliberate in managing our exposures in coastal territories as these areas continue to experience unprecedented insurance market volatility. We will not sacrifice profit for the sake of growth as our primary objective is to sustain long-term profitable growth.”

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq Global Select Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Reconciliation to GAAP:

	Fourth Quarter		Full-Year
Dollars in Millions (After-tax):	2006	2005	2006	2005

Net Income Before Realized Capital Gains*	$19.1	$19.4	$65.1	$61.3
Net Realized Capital Gains	2.0	0.6	5.6	4.0

Net Income (GAAP)	$21.1	$20.0	$70.7	$65.3

Per Share Amounts (After-tax, Diluted):	2006	2005	2006	2005

Net Income Before Realized Capital Gains*	$0.97	$1.00	$3.31	$3.16
Net Realized Capital Gains	0.10	0.03	0.29	0.21

Net Income (GAAP)	$1.07	$1.03	$3.60	$3.37

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2007 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Strong Fourth Quarter and Record Full Year Results

February 15, 2007

THE MIDLAND COMPANY

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	Three-Months Ended			Twelve-Months Ended
	December 31,			December 31,
	2006	2005	% Change	2006	2005	% Change
Revenues	$207,350	$183,483	13.0%	$789,268	$733,430	7.6%

Net Income	$21,110	$20,001		$70,695	$65,326

Net Income per Share (Diluted)	$1.07	$1.03		$3.60	$3.37

Dividends Declared per Share	$0.06125	$0.05625	8.9%	$0.24500	$0.22500	8.9%

Market Value per Share	$41.95	$36.04	16.4%	$41.95	$36.04	16.4%

Book Value per Share	$29.90	$25.54	17.1%	$29.90	$25.54	17.1%

Shares Outstanding	19,224	18,964		19,224	18,964

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$183,623	$164,636	11.5%	$780,795	$697,930	11.9%

Net Written Premium	$156,028	$135,848	14.9%	$678,107	$619,267	9.5%

Combined Ratio (GAAP)	91.0%	91.2%		93.8%	93.8%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	87.4%	83.7%		88.5%	86.4%

AMIG’s Life Insurance Operations:
Direct and Assumed Written Premium	$17,327	$8,976	93.0%	$51,003	$36,550	39.5%

Net Written Premium	$5,855	$1,739	236.7%	$16,153	$8,102	99.4%

Note:

Dollar amounts in thousands except per share data.

The Midland Company Reports Strong Fourth Quarter and Record Full Year Results

February 15, 2007

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Premiums earned	$178,638	$158,638	$675,864	$631,864
Other insurance income	3,182	3,058	12,929	12,600
Net investment income	11,245	10,272	42,223	40,519
Net realized investment gains	2,953	884	8,445	6,262
Transportation	11,332	10,631	49,807	42,185

Total	$207,350	$183,483	$789,268	$733,430

Costs and Expenses:
Losses and loss adjustment expenses	$72,715	65,210	$307,503	286,662
Commissions and other policy acquisition costs	55,385	51,001	209,719	198,585
Operating and administrative expenses	38,729	29,009	127,236	112,329
Transportation operating expenses	9,420	8,423	41,792	36,986
Interest expense	1,148	1,114	5,164	5,967

Total	$177,397	$154,757	$691,414	$640,529

Income Before Federal Income Tax	29,953	28,726	97,854	92,901
Provision for Federal Income Tax	8,843	8,725	27,159	27,575

Net Income	$21,110	$20,001	$70,695	$65,326

Basic Earnings per Common Share:	$1.10	$1.06	$3.70	$3.46

Diluted Earnings per Common Share:	$1.07	$1.03	$3.60	$3.37

Dividends per Common Share	$0.06125	$0.05625	$0.24500	$0.22500

Note:

Dollar amounts in thousands except per share data.

Shares used for EPS calculations (000’s):

	Basic EPS	Diluted EPS
Twelve months ended December 31
2006	19,081	19,658
2005	18,894	19,407
Three months ended December 31
2006	19,173	19,729
2005	18,944	19,446

The Midland Company Reports Strong Fourth Quarter and Record Full Year Results

February 15, 2007

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2006	December 31, 2005
ASSETS
Cash and Marketable Securities	$1,036,436	$950,464
Receivables - Net	276,710	269,862
Property, Plant and Equipment - Net	118,879	89,888
Deferred Insurance Policy Acquisition Costs	99,277	88,374
Other	38,226	29,525

Total Assets	$1,569,528	$1,428,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$445,324	$395,007
Insurance Loss Reserves	221,639	254,660
Long-Term Debt	90,508	91,766
Short-Term Borrowings	17,937	20,005
Deferred Federal Income Tax	47,197	38,350
Other Payables and Accruals	172,177	143,948
Shareholders’ Equity	574,746	484,377

Total Liabilities and Shareholders’ Equity	$1,569,528	$1,428,113

Note: Dollar amounts in thousands.